Exhibit 99.1

BriaCell Announces New Patent Issuance, Bria-OTS™ IND Timing Guidance, and Additional Clinical Sites to Boost Enrolment

●	BriaCell’s new patent protects its novel personalized off-the-shelf cell-based technology for breast cancer and multiple other cancer indications until 2040.

●	BriaCell expects to initiate its Bria-OTS™ clinical study under an Investigational New Drug Application (IND) in the first half of 2023, in accordance with FDA guidance.

●	Two additional clinical sites are now active in Phase II Bria-IMT™ study to broaden patient access: Carle Cancer Institute in Urbana, Illinois and the American Oncology Network, LLC (AON) in Baltimore, Maryland.

PHILADELPHIA, PA and VANCOUVER, British Columbia, January 10, 2023— BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW) (TSX: BCT) (“BriaCell” or the “Company”), a clinical-stage biotechnology company specializing in targeted immunotherapies for cancer, is pleased to announce that it has received an Issue Notification from the United States Patent and Trademark Office for the composition of matter and method of use of its personalized off-the-shelf cell-based immunotherapy for cancer. The patent will issue on January 24, 2023 as US Patent No. 11,559,574 with the term extending to May 25, 2040. Additionally, BriaCell was awarded an Australian patent (Patent No. 2017224232, extends to February 27, 2037) covering composition of matter and method of use for its whole-cell cancer immunotherapy technology in Australia.

“We are extremely excited with the new patent for our novel personalized off-the-shelf cancer immunotherapy technology, which provides patent protection for the Bria-OTS™ immunotherapy cell lines under development and further validates and extends our whole-cell cancer immunotherapy technology. This is particularly important because the patent protection is not for one single type of cancer, but rather applies to multiple cancer indications,” stated Dr. William V. Williams, BriaCell’s President and CEO. “Unlike other personalized treatments in the marketplace and under development, our pre-made personalized cancer immunotherapies would allow more rapid treatments and may significantly extend the lives of late-stage cancer patients. We are working diligently to efficiently develop our personalized off-the-shelf immunotherapies for multiple cancers to bring hope to many late-stage cancer patients with no other treatment options.”

Intellectual Property: US Patent No. 11,559,574, titled “Whole-cell cancer vaccines and methods for selection thereof,” will issue on January 24, 2023, and covers the composition of matter and method of use of BriaCell’s personalized off-the-shelf whole-cell immunotherapies. The novel technology involves the development of several HLA specific whole-cell immunotherapies in advance, and selection of the appropriate off-the-shelf (i.e. pre-made) immunotherapies for each patient (i.e. personalized therapy) based on the patient’s HLA type using a fast and easy saliva test. Once issued, the patent will provide intellectual property protection through May 25, 2040, and a patent term extension under Hatch-Waxman potentially applies (which would extend such protection for an additional five years).

Additionally, BriaCell was awarded Australian Patent No. 2017224232, titled “Whole-cell cancer vaccines and methods for selection thereof,” for claims covering composition of matter and method of use for BriaCell’s whole-cell immunotherapy for cancer in Australia.

BriaCell currently holds multiple issued patents and pending patent applications to cover its whole-cell immunotherapy’s composition of matter and method of use worldwide. For a summary of BriaCell’s issued patents, please visit https://briacell.com/patents/.

Bria-OTS™ Program Timelines: FDA has provided guidance regarding the development of cells and final cell-bank testing for BriaCell’s Bria-OTS™ clinical-grade cell lines. Once completed in accordance with FDA’s requirements, BriaCell expects to initiate the Bria-OTS™ study under an Investigational New Drug Application (IND) in the first half of 2023.

Additional Clinical Sites: BriaCell is pleased to announce that it has added Carle Cancer Institute, Urbana, Illinois, and the American Oncology Network, LLC (AON), Baltimore, Maryland, as two additional clinical sites for the screening and enrollment of advanced breast cancer patients in the randomized Phase II study of BriaCell’s lead candidate, Bria-IMT™, with Incyte’s PD-1 inhibitor, retifanlimab.

The following clinical sites are actively enrolling patients for BriaCell’s ongoing Phase II combination study:

●	Carle Cancer Institute, Urbana, Illinois
●	American Oncology Network, LLC (AON), Baltimore, Maryland
●	Mayo Clinic, Jacksonville, Florida
●	Hoag, Newport Beach, California
●	Sylvester Comprehensive Cancer Center, part of UHealth – the University of Miami Health System, Miami, Florida
●	Atlantic Health System, Morristown and Overlook Hospitals, Morristown and Summit, New Jersey
●	Tranquil Clinical Research, Webster, Texas
●	Mary Crowley Cancer Research center, Dallas, Texas
●	Providence Medical Group, Santa Rosa, California
●	Cancer Center of Kansas, Wichita, Kansas

About BriaCell Therapeutics Corp.

BriaCell is an immuno-oncology-focused biotechnology company developing targeted and effective approaches for the management of cancer. More information is available at https://briacell.com/.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Examples of forward-looking statements in this news release include statements that the Company makes regarding the initiation of the Company’s Bria-OTS™ clinical study under an Investigational New Drug Application in the first half of 2023; the ability to treat patients more rapidly with pre-made personalized immunotherapies; the potential ability to significantly improve survival outcomes in late-stage cancer patients; and the potential patent term extension under Hatch-Waxman. Forward-looking statements are based on BriaCell’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in the Company’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in the Company’s most recent Annual Information Form, and under “Risks and Uncertainties” in the Company’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, all of which are available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date, and BriaCell Therapeutics Corp. undertakes no duty to update such information except as required under applicable law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

Company Contact:

William V. Williams, MD

President & CEO

1-888-485-6340

info@briacell.com

Media Relations:

Jules Abraham

Director of Public Relations

CORE IR

917-885-7378

julesa@coreir.com

Investor Relations Contact:

CORE IR

investors@briacell.com